Exhibit 15.1

February 1, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 20, 2007, July 19, 2007, and October 19, 2007 on our review of interim financial information of Honeywell International Inc. for the three month periods ended March 31, 2007 and 2006, three and six month periods ended June 30, 2007 and 2006, and three and nine month periods ended September 30, 2007 and 2006 and included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 are incorporated by reference in its Registration Statement dated February 1, 2008.

Very truly yours,

 /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP